EXHIBIT 99

                               RONSON CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 5, 2000

                        REPORT OF INSPECTORS OF ELECTION


We, the undersigned, having been duly appointed to act as Inspectors of Election at the Annual Meeting of Stockholders of RONSON CORPORATION, held on December 5, 2000, hereby certify that the number of shares of stock outstanding is 3,519,322 and that the number of shares entitled to vote is 3,439,925; that the number of shares present thereat in person or by proxy is 3,136,442; that we received the votes of the Stockholders of said Meeting and that:

1. ELECTION OF DIRECTORS
   Class I (terms expire at 2003 Annual Meeting of Stockholders):

                                FOR         %          WITHHOLD        %
                                ---         -          --------        -

     Saul H. Weisman         2,741,074     87.4         395,368       12.6

     Gerard J. Quinnan       2,740,964     87.4         395,478       12.6


2. To ratify the appointment of DEMETRIUS & COMPANY, L.L.C., as independent auditors for the year 2000.

            FOR       %          AGAINST       %          ABSTAIN       %
            ---       -          -------       -          -------       -

         2,799,565   89.3        334,455      10.7          2,422      0.1





                                                     /s/ Florence P. Bogaenko
                                                     ------------------------
                                                     Florence P. Bogaenko



                                                     /s/ Donald Uken
                                                     ------------------------
                                                     Donald Uken